                                                                    EXHIBIT 99.1

                   WILLIAMS COMMUNICATIONS RAISES $1.4 BILLION
                    IN PRIVATE PLACEMENT OF STRUCTURED NOTES


TULSA -- Williams Communications (NYSE:WCG) announced today the successful private placement of $1.4 billion in structured notes due 2004. The notes were issued through WCG Note Trust, a special purpose subsidiary of Williams Communications. Williams (NYSE:WMB), provided indirect credit support for the transaction through a commitment to issue Williams' equity in the event of a WCG default. The proceeds will be used for capital spending on telecommunications assets.

"Closing this transaction enhances our overall liquidity and positions us well in anticipation of the proposed spinoff," said Howard Janzen, President and CEO of Williams Communications. Williams owns approximately 86 percent of Williams Communications' outstanding shares and previously announced it is considering spinning off WCG shares to Williams' shareholders in the form of a tax-free dividend pending final approval from Williams' board of directors.

This news release is not an offer to sell or the solicitation of an offer to buy. The securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

About Williams Communications Group, Inc. (NYSE:WCG)

Williams Communications, through its subsidiary Williams Communications, LLC, is North America's only exclusively carrier-focused fiber-optic network. Based in Tulsa, Okla., Williams Communications has offices in Europe and Asia and investments in South America and Australia. Approximately 86 percent of WCG stock is held by Williams (NYSE:WMB), which, in 1985, became the first energy company to harness its core competency as a builder of networks to enable competition in the communications industry. Additional information is available at http://www.williams.com and http://www.williamscommunications.com.

This note is subject to certain conditions, including completion of definitive documentation, certain amendments to the company's existing credit facilities and the financial condition of the company as of the date of closing. All trademarks are the property of their respective owners. Portions of this document, including guidance about 2001 results, may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's filings with the Securities and Exchange Commission.


CONTACT INFORMATION:


Anthony Hoffman, Williams Communications (media)        Patricia Kraft, Williams Communications (investor)
(918) 573-0159                                          (918) 573-0649
anthony.hoffman@williams.com                            patricia.kraft@williams.com
